As filed with the Securities and Exchange Commission on March 6, 2006

Registration No. 333-131764

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

LUNA INNOVATIONS INCORPORATED

(Exact name of Registrant as specified in its charter)

Delaware	8731	54-1560050
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

10 South Jefferson Street, Suite 130

Roanoke, Virginia 24011

(540) 552-5128

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Kent A. Murphy, Ph.D.

President, Chief Executive Officer and Chairman

Luna Innovations Incorporated

10 South Jefferson Street, Suite 130

Roanoke, Virginia 24011

(540) 552-5128

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Trevor J. Chaplick, Esq.

Mark R. Fitzgerald, Esq.

Wilson Sonsini Goodrich & Rosati,

Professional Corporation

Two Fountain Square,

Reston Town Center

11921 Freedom Drive, Suite 600

Reston, Virginia 20190

(703) 734-3100

Aaron S. Hullman, Esq. Vice President and General Counsel Luna Innovations Incorporated 10 South Jefferson Street, Suite 130 Roanoke, Virginia 24011 (540) 552-5128	Marjorie Sybul Adams, Esq. Daniel I. Goldberg, Esq. DLA Piper Rudnick Gray Cary US LLP 1251 Avenue of the Americas New York, New York 10020 (212) 835-6000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The purpose of this Amendment No. 1 is solely to file certain exhibits and update the information in Item 13. Other Expenses of Issuance and Distribution. No changes have been made to the prospectus that forms Part I of this Registration Statement and, accordingly, such prospectus has been omitted.

PART II

Information not required in prospectus

ITEM 13.     Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than the underwriting discount and commissions, payable by Luna Innovations Incorporated in connection with the sale of the common stock being registered hereby. All amounts are estimates except the SEC Registration Fee, the NASD filing fee and the Nasdaq National Market listing fee.

Amount to be Paid
Securities and Exchange Commission registration fee	$6,152.50
NASD filing fee	6,250.00
Nasdaq National Market listing fee	*
Blue Sky fees and expenses	*
Printing and engraving expenses	*
Legal fees and expenses	*
Accounting fees and expenses	*
Transfer agent and registrar fees	*
Miscellaneous	*
Total	*

*	To be filed by amendment

ITEM 14.     Indemnification of Directors and Officers

Section 145(a) of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 of the Delaware General Corporation Law further provides that: (i) to the extent that a former or present director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in

Information not required in prospectus

subsections (a) and (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; (ii) indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and (iii) the corporation may purchase and maintain insurance on behalf of any present or former director, officer, employee or agent of the corporation or any person who at the request of the corporation was serving in such capacity for another entity against any liability asserted against such person and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

Article X of our amended and restated certificate of incorporation and Article VIII of our proposed amended and restated certificate of incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

Article VI of our proposed amended and restated bylaws provides for the indemnification of officers, directors and third parties acting on our behalf if such person acted in good faith and in a manner reasonably believed to be in and not opposed to our best interest and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

We have entered into indemnification agreements with our directors, executive officers and others, in addition to indemnification provided for in our bylaws, and intend to enter into indemnification agreements with any new directors and executive officers in the future.

We have purchased and intend to maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

See also the undertakings set out in response to Item 17 herein.

ITEM 15.     Recent Sales of Unregistered Securities

In the past three years, we have issued and sold the following securities as adjusted for the          -for-         stock split:

1.	From September 22, 2003 through the date hereof, we have granted options to purchase 10,831,660 shares of our Class B Common Stock at a weighted average exercise price of $0.43 per share, which included 7,506,910 shares of Class B Common Stock issuable upon exercise of options outstanding at an exercise price of $0.20 per share, 200,000 shares of Class B Common Stock issuable upon exercise of options outstanding at an exercise price of $0.22 per share, and 3,124,750 shares of Class B Common Stock issuable upon exercise of options outstanding at an exercise price of $1.00 per share. As of December 31, 2005, 556,623 of these options had been exercised at a price of $0.20 per share.

2.	In May 2003, we issued warrants to purchase 183,120 shares of our Class B Common Stock at a price of $0.001 per share. Those warrants were exercised on November 22, 2005.

3.	In August 2005, we issued and sold to an accredited investor 2,639,688 shares of our Class C Common Stock at a price of $2.65 per share.

4.	In September 2005, we issued 1,227,637 shares of our Class B Common Stock (of which 196,403 shares were held in escrow as of the date of issuance) and warrants for 4,287 shares of our Class B Common Stock exercisable at $21.06 per share to accredited investors (of which 686 warrant shares were held in escrow as of the date of issuance) in consideration for the acquisition of Luna Technologies, Inc. In October 2005 we issued additional warrants for 2,636 shares of Class B Common Stock exercisable at $1.00 per share in connection with this transaction.

5.	In December 2005, we issued and sold to an accredited investor 1,131,294 shares of our Class C Common Stock at a price of $2.65 per share. In connection with the transaction we issued to the same accredited investor a series of convertible promissory notes convertible into 1,885,490 shares of common stock upon the conversion of the principal amount outstanding under the convertible notes and, assuming we elect to convert all of the accrued interest on these notes into shares of common stock after these notes remain outstanding for eight years, up to an additional 905,035 shares of common stock.

Information not required in prospectus

6.	In February 2006, we issued warrants to purchase 101,773 shares of our Class B Common Stock at an exercise price of $1.00 per share.

The sales of the above securities were deemed to be exempt from registration under the Securities Act with respect to items 1 through 6 above in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, and with respect to item 1 above also in reliance on, in full or in part, Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

ITEM 16.     Exhibits and Financial Statement Schedules

(a)	Exhibits.

A list of exhibits filed herewith is contained in the exhibit index that immediately precedes such exhibits and is incorporated herein by reference.

ITEM 17.     Undertakings

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Roanoke, Commonwealth of Virginia, on the 6th day of March, 2006.

Luna Innovations Incorporated

By:	/s/ KENT A. MURPHY
Kent A. Murphy, Ph.D.
President, Chief Executive Officer and Chairman

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

	Signature	Title	Date

	/S/ KENT A. MURPHY Kent A. Murphy, Ph.D.	President, Chief Executive Officer (Principal Executive Officer) and Chairman	March 6, 2006

	* Scott A. Graeff	Chief Financial Officer (Principal Financial and Accounting Officer), Vice President, Corporate Development and Director	March 6, 2006

	* John C. Backus, Jr.	Director	March 6, 2006

	* Edward G. Murphy, M.D.	Director	March 6, 2006

	* Paul E. Torgersen, Ph.D.	Director	March 6, 2006

	* Richard W. Roedel	Director	March 6, 2006

*By:	/s/ KENT A. MURPHY Kent A. Murphy
Attorney-in-fact

Exhibit Index

Exhibit Number	Description
1.1*	Form of Underwriting Agreement

2.1**	Agreement and Plan of Merger, dated as of September 30, 2005, by and among Luna Innovations Incorporated, Luna Technologies Acquisition Corp., Luna Technologies, Inc. and certain stockholders

3.1**	Amended and Restated Certificate of Incorporation of the Registrant as currently in effect

3.2**	Form of Amended and Restated Certificate of Incorporation of the Registrant to be effective upon closing of the offering

3.3**	Amended and Restated Bylaws of the Registrant as currently in effect

3.4**	Form of Amended and Restated Bylaws of the Registrant to be effective upon closing of the offering

4.1*	Specimen Common Stock certificate of the Registrant

4.2**	Form of Senior Convertible Promissory Note

4.3**	Warrant to Purchase 1,047 Shares of Class B Common Stock of Luna Innovations Incorporated, issued on September 30, 2005

4.4**	Warrant to Purchase 2,636 Shares of Class B Common Stock of Luna Innovations Incorporated, issued on November 11, 2005

4.5**	Warrant to Purchase 2,554 Shares of Class B Common Stock of Luna Innovations Incorporated, issued on September 30, 2005

4.6**	Form of Warrant to Purchase Shares of Common Stock of Luna Innovations Incorporated

4.7**	Form of Stock Option Agreement

5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

10.1**	Form of Indemnification Agreement for directors and executive officers

10.2**	Employment Letter between Scott A. Graeff and Luna Innovations Incorporated dated April 14, 2005

10.3**	Employment Letter between Robert Lenk and Luna Innovations Incorporated dated August 13, 2005

10.4**	Employment Letter between John Goehrke and Luna Innovations Incorporated dated September 20, 2005

10.5**	Employment Letter between Kenneth Ferris and Luna Innovations Incorporated dated October 24, 2005

10.6**	Loan Agreement, dated as of November 10, 2005, by and between Luna Innovations Incorporated and First National Bank

10.7**	2003 Stock Plan

10.8**	Amended and Restated Investor Rights Agreement, dated December 30, 2005, by and among Luna Innovations Incorporated, Carilion Health System and certain stockholders

10.9*	2006 Equity Incentive Plan and forms of award agreements used thereunder

10.10**	Warehouse and Office Lease, dated June 2003, between Georgia Anne Snyder-Falkinham and Luna Innovations Incorporated (2851 Commerce Street, Blacksburg, Virginia)

10.11**	Lease Agreement between William M. Sterrett, Jr. Family Limited Partnership and Luna Innovations Incorporated (2903-A Commerce Street, Blacksburg, Virginia)

10.12**	Lease Agreement between William M. Sterrett, Jr. Family Limited Partnership and Luna Innovations Incorporated (2903-B Commerce Street, Blacksburg, Virginia)

Exhibit Number	Description

10.13**	Lease Agreement, dated November 29, 1999, between William M. Sterrett, Jr. Family Limited Partnership and Luna Innovations Incorporated, as amended, November 27, 2001 (2903-C Commerce Street, Blacksburg, Virginia)

10.14**	Commercial Lease, dated March 17, 2003, between Canvasback Real Estate & Investments LLC and Luna Innovations Incorporated (705 Dale Avenue, Charlottesville, Virginia)

10.15**	Full Service Office Lease, dated August 2003, between Hampton R&D Properties, LLC and Luna Innovations Incorporated (130 Research Drive, Hampton, Virginia)

10.16**	Office Service Agreement, dated August 19, 2005, between Tysons Business Center, LLC and Luna Innovations Incorporated (8300 Greensboro Drive, McLean, Virginia)

10.17**	Lease, effective as of January 1, 2005, between the Industrial Development Authority of Danville and Luna Innovations Incorporated (521 Bridge Street, Danville, Virginia)

10.18**	Sublease, dated as of February 1, 2006, between Gryphon Capital Partners, LLC and Luna Innovations Incorporated (10 South Jefferson Street, Roanoke, Virginia)

10.19**	Lease, dated December 30, 2005, between Carilion Medical Center and Luna Innovations Incorporated (Riverside Center, Roanoke, Virginia)

10.20**	Modification of Lease, dated August 26, 2003, between Virginia Tech Foundation, Inc. and Luna Technologies, Inc. (2020 Kraft Drive, Blacksburg, Virginia)

10.21**	Grant Agreement, dated March 25, 2004, by and between the City of Danville, Virginia, and Luna Innovations Incorporated

10.22†	License Agreement No. DN-982, dated June 10, 2002, by and between the National Aeronautics and Space Administration (NASA) and Luna Innovations Incorporated; Modification No. 1 to License Agreement No. DN-982, dated January 23, 2006, by and between NASA and Luna Innovations Incorporated

10.23†	License Agreement No. DN-951, dated December 20, 2000, by and between NASA and Luna Technologies, Inc.

10.24†	License Agreement No. DE-384, dated October 28, 2004, by and between NASA and Luna Technologies, Inc.

10.25†	Fiber Optic Patent License, dated September 22, 2003, by and between United Technologies Corporation and Luna Innovations Incorporated

10.26†	Amended and Restated License Agreement, dated March 19, 2004, by and between Virginia Tech Intellectual Properties, Inc. and Luna Innovations Incorporated

10.27*	Forms of Stock Sale Restriction Agreement

21.1**	List of Subsidiaries

23.1**	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm

23.2**	Consent of Brown, Edwards & Company, L.L.P.

23.3*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (See Exhibit 5.1)

24.1**	Power of Attorney

* To be filed by amendment.

** Previously filed.

† Confidential treatment has been requested for certain provisions of this Exhibit pursuant to Rule 406 promulgated under the Securities Act.